Exhibit 99.1

         BRIGHAM EXPLORATION REPORTS THIRD QUARTER RESULTS AND PROVIDES
                            FOURTH QUARTER FORECASTS

    AUSTIN, Texas, Nov. 2 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the third quarter and nine months ended September 30, 2005.

    THIRD QUARTER 2005 RESULTS
    Our average daily production volumes for the third quarter 2005 were 32 MMcfed/d, down 6% when compared to last year's third quarter volumes. The natural decline of our existing production was only partially offset by production from recently completed wells, causing an overall decline in our third quarter 2005 production. Additionally, we estimate that approximately 0.5 MMcfe/d of our third quarter 2005 production was lost due to the need to shut-in wells in preparation for Hurricane Rita.

    Our revenues from the sale of oil and natural gas for the third quarter 2005 were up 46% when compared to the same period last year. A 49% improvement in the sales price we received for our oil and natural gas combined with a 35% decrease in losses from the settlement of derivative contracts were the primary reasons for the increase in our third quarter 2005 revenues. These increases to revenue were partially offset by a decrease in revenues due to lower production volumes.

    Our production costs, which include costs for operating and maintaining (O&M expenses) our producing wells, expensed workovers, ad valorem taxes and production taxes, were down 2% when compared to the third quarter last year. The primary reason for this decline was a decrease in expensed workovers. This decrease was partially offset by increases in our production taxes, ad valorem taxes and O&M expenses. The increases in our third quarter production taxes and ad valorem taxes were due to higher commodity prices. An increase in production tax credits totaling approximately $488,000 offset a portion of the increases that would have been expected, given the 41% increase in our third quarter 2005 pre-hedge oil and natural gas revenues. Our O&M expenses for the third quarter, which includes $254,000 of costs associated with new wells that were not producing in the third quarter last year, were up 17% when compared to last year. Excluding the costs associated with these new wells, our O&M expenses for the third quarter 2005 decreased by 4% when compared to the third quarter last year. On a unit of production basis, our third quarter 2005 production costs were $0.79 per Mcfe, up 4% when compared to the third quarter of last year.

    Our general and administrative expenses (G&A expenses) for the third quarter 2005 were up slightly when compared to our G&A expenses in the third quarter last year. On a unit of production basis, our G&A expenses for the third quarter 2005 were up 7% when compared to last year due to lower production volumes.

    Our depletion expense for the third quarter 2005 was $8 million ($2.76 per Mcfe) compared to $5.9 million ($1.92 per Mcfe) in the third quarter last year. An increase in our depletion rate resulted in a $2.4 million increase in our third quarter 2005 depletion expense. This increase was partially offset by a decrease of $328,000 due to lower production. Our operating income for the third quarter 2005 was $13.4 million and was 78% higher than our operating income in the third quarter 2004.

    Our net interest expense for the third quarter 2005 was 31% higher than last year. This increase was primarily due to a $591,000 increase in the amount of interest expense that we paid on borrowings under both our senior credit facility and subordinated credit agreement. An increase in the amounts we borrowed under both our senior credit facility and subordinated credit agreement and an increase in the rate that we paid on borrowings under our senior credit facility due to an increase in the Eurodollar rate were the primary reasons for this increase. Our weighted average debt outstanding for the third quarter 2005 was $92 million compared to $54.5 million last year.

    Our reported net income for the third quarter was $7.7 million ($0.18 per diluted share) compared to net income of $4.5 million ($0.11 per diluted share) in the third quarter last year.

    Our net capital expenditures for oil and natural gas activities in the third quarter 2005 were $25.3 million. Net capital expenditures for the third quarter 2005 and 2004 were:

                                             Three Months Ended
                                                September 30,
                                       -----------------------------
                                           2005            2004
                                       -------------   -------------
                                              (in thousands)
        Drilling                       $      20,934   $      17,448
        Net land and G&G                       2,508           5,828
        Capitalized costs                      1,775           1,136
        Capitalized FAS 143 ARO                   84              57
          Total capital expenditures   $      25,301   $      24,469

    FIRST NINE MONTHS 2005 RESULTS
    Average daily production volumes for the first nine months of 2005 were 30.5 MMcfed/d, down 11% when compared to the first nine months last year. The natural decline of our existing production was only partially offset by production from recently completed wells, causing an overall decline in our production during the first nine months of 2005. Additionally, we estimate that approximately 0.2 MMcfe/d of our production during the first nine months of 2005 was lost due the need to shut-in wells in preparation for Hurricane Rita.

    Our revenues from the sale of oil and natural gas for the first nine months 2005 were 16% higher than our revenues last year. A 26% improvement in the sales price we received for our oil and natural gas and a 40% decrease in losses from the settlement of derivative contracts were the primary reasons for this increase. These increases to revenue were partially offset by a decrease in revenue due to lower production volumes.

    Our production costs for the first nine months of 2005 were $7.1 million, up 4% when compared to the same period last year. The primary reasons for the increase were increases in our O&M expenses and ad valorem taxes. Our O&M expenses for the first nine months of 2005 includes $610,000 of costs associated with new wells that were not producing during the first nine months of last year. Excluding the costs associated with these new wells, our O&M expenses for the first nine months of this year were up 11% when compared to the first nine months of last year. The increase in our ad valorem taxes was due to higher commodity prices. These increases were partially offset by decreases in our production taxes and expensed workovers. An increase in production tax credits totaling approximately $995,000 for the first nine months of 2005 offset a portion of the increases that would have been expected, given the 13% increase in our pre-hedge oil and natural gas revenues for the nine month period ended September 30, 2005. Our production taxes for the first nine months of 2005 were also lower due to lower production for the period. On a unit of production basis, our production costs for the first nine months of 2005 were $0.85 per Mcfe, up 16% when compared to the same period last year.

    General and administrative expenses for the first nine months of 2005 were slightly lower than our G&A expenses during the first nine months of last year. However, when compared to the first nine months of last year, our G&A expenses on a unit of production basis for the first nine months of this year were up 13% to $0.45 per Mcfe due to lower production volumes.

    Our depletion expense for the first nine months of 2005 was $21.6 million ($2.62 per Mcfe) compared to $16.5 million ($1.79 per Mcfe) in the first nine months last year. An increase in our depletion rate increased our depletion expense for the first nine months of 2005 by $6.9 million. This increase was partially offset by a decrease of $1.8 million due to lower production. The increase in our depletion rate was primarily the result of increased costs of reserve additions during the first nine months of 2005. Our operating income for the first nine months of this year was $27.4 million, up 13% when compared to operating income during the first nine months of last year.

    Our net interest expense for the first nine months of 2005 was 5% higher than last year. This increase was primarily due to an $889,000 increase in the amount of interest that we paid on borrowings under our senior credit facility. An increase in the amount we borrowed under our senior credit facility combined with an increase in the rate that we paid on those borrowings due to an increase in the Eurodollar rate were the primary reasons for this increase. Our weighted average debt outstanding for the first nine months of this year was $76.2 million compared to $57.3 million last year. The increase in interest expense was partially offset by a $515,000 increase in the amount of interest that we capitalized during the first three quarters of this year.

    Our reported net income for the first nine months of 2005 was $15.5 million ($0.36 per diluted share) versus net income of $14.6 million ($0.35 per diluted share) for the same period last year.

    Our year to date through September 30, 2005 net capital expenditures for oil and natural gas activities were $84.3 million. Net capital expenditures for the first nine months of 2005 and 2004 were:

                                             Nine Months Ended
                                                Sept 30,
                                       -----------------------------
                                           2005             2004
                                       -------------   -------------
                                               (in thousands)
        Drilling                       $      66,172   $      48,710
        Net land and G&G                      12,754          10,749
        Capitalized costs                      5,156           4,595
        Capitalized FAS 143 ARO                  244             392
          Total capital expenditures   $      84,326   $      64,446

    FOURTH QUARTER 2005 FORECAST
    The following forecasts and estimates of our fourth quarter 2005 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

    We currently expect our fourth quarter 2005 production volumes to average between 39 MMcfe/d and 41 MMcfe/d (78% natural gas). For the fourth quarter 2005, lease operating expenses are projected to be $0.53 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.6% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $1.4 million ($0.38 to $0.40 per Mcfe).

    Based on these production and cost estimates, assumed average NYMEX prices of $12.98 per MMbtu for natural gas and $61.01 per barrel for oil, and taking into account current derivative contracts outstanding, we forecast that our fourth quarter 2005 revenue will be between $40.6 and $42.8 million and operating income will be between $25 and $26.6 million.

    CONFERENCE CALL INFORMATION
    Our management will host a conference call to discuss its operational and financial results for the third quarter 2005 with investors, analysts and other interested parties on Thursday, November 3, 2005, at 10:00 a.m. eastern time. To participate in the call, participants within the U.S. please dial 866-203-3436 and participants outside the U.S. please dial 617-213-8849. The participant passcode for the call is 39890587. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. eastern time on Saturday, December 3, 2005. To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888. The passcode for the conference call playback is 48740729. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com .. A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on November 3, 2005, will be available on our website. To access the press release: go to www.bexp3d.com and click on News Releases. The file with a copy of the press release is named Brigham Exploration Reports Third Quarter Results and Provides Fourth Quarter Forecasts and is dated November 2, 2005. To access the other financial and statistical information that will be covered by the conference call that will take place on November 3, 2005, go to www.bexp3d.com and click on Event Calendar. The file with the other financial and statistical information is named Financial and Statistical Information for the Third Quarter 2005 Conference Call and is dated November 3, 2005.

    ABOUT BRIGHAM EXPLORATION
    Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

    FORWARD LOOKING STATEMENTS DISCLOSURE
    Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

    Contact:  John Turner, Director of Finance & Business Development
              (512) 427-3300

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data) (unaudited)

                                     Three Months Ended         Nine Months Ended
                                         September 30,            September 30,
                                   -----------------------   -----------------------
                                      2005         2004         2005         2004
                                   ----------   ----------   ----------   ----------
                                                 Restated                  Restated
Revenues:
  Oil and natural gas sales        $   25,189   $   17,240   $   60,326   $   51,975
  Other revenue                            37           27          136           69
                                       25,226       17,267       60,462       52,044
Costs and expenses:
  Lease operating                       1,541        1,648        5,149        4,362
  Production taxes                        741          675        1,909        2,434
  General and administrative            1,317        1,304        3,719        3,723
  Depletion of oil and natural
   gas properties                       7,953        5,860       21,612       16,508
  Depreciation and amortization           183          179          543          544
  Accretion of discount on asset
   retirement obligations                  44           40          126          117
                                       11,779        9,706       33,058       27,688
    Operating income                   13,447        7,561       27,404       24,356

Other income (expense):
  Interest income                          62           26          153           55
  Interest expense, net                (1,138)        (872)      (2,645)      (2,508)
  Other income (expense)                 (497)        (168)        (851)        (159)
                                       (1,573)      (1,014)      (3,343)      (2,612)
Income before income taxes             11,874        6,547       24,061       21,744
Income tax expense:
  Current                                 ---          ---          ---          ---
  Deferred                             (4,196)      (2,056)      (8,525)      (7,190)
                                       (4,196)      (2,056)      (8,525)      (7,190)
Net income                         $    7,678   $    4,491   $   15,536   $   14,554

Net income per share available
 to common stockholders:
  Basic                            $     0.18   $     0.11   $     0.37   $     0.37
  Diluted                          $     0.18   $     0.11   $     0.36   $     0.35

Weighted average shares
 outstanding:
  Basic                                42,236       41,227       42,175       39,921
  Diluted                              43,528       42,340       43,244       41,078

                         BRIGHAM EXPLORATION COMPANY
              PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                   (unaudited)

                                     Three Months Ended         Nine Months Ended
                                         September 30,            September 30,
                                   -----------------------   -----------------------
                                      2005         2004         2005         2004
                                   ----------   ----------   ----------   ----------
Average net daily production:
  Natural gas (MMcf)                     24.8         24.1         23.2         24.1
  Oil (Bbls)                            1,200        1,648        1,218        1,662
    Equivalent natural gas
     (MMcfe) (6:1)                       32.0         34.0         30.5         34.1
Total net production:
  Natural gas (MMcf)                    2,233        2,167        6,268        6,506
  Oil (MBbls)                             108          148          329          449
    Equivalent natural gas
     (MMcfe) (6:1)                      2,881        3,057        8,240        9,199
    % Natural gas                          78%          71%          76%          71%
Sales prices (Before hedging):
  Natural gas ($/Mcf)              $     8.71   $     5.62   $     7.14   $     5.87
  Oil ($/Bbl)                           60.44        42.50        53.32        38.01
    Equivalent natural gas
     ($/Mcfe) (6:1)                      9.02         6.04         7.56         6.01
Realized prices (Post hedging):
  Natural gas ($/Mcf) (a)          $     8.45   $     5.44   $     7.01   $     5.68
  Oil ($/Bbl) (a)                       58.51        36.82        49.87        33.51
    Equivalent natural gas
     ($/Mcfe) (6:1) (a)                  8.74         5.64         7.32         5.65
  (a) Includes the effects of
       hedging gains (losses) of:
      Natural gas ($/Mcf)          $    (0.26)  $    (0.18)  $    (0.13)  $    (0.19)
      Oil ($/Bbl)                       (1.93)       (5.68)       (3.45)       (4.50)

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                            September 30,    December 31,
                                                2005            2004
                                            -------------   -------------
                                             (unaudited)
Assets:
  Current assets                            $      28,330   $      20,994
  Oil and natural gas properties,
   net (full cost method)                         324,693         261,979
  Other property and equipment, net                   997           1,209
  Other non-current assets                          2,959           2,125
    Total assets                            $     356,979   $     286,307

Liabilities and stockholders' equity:
  Current liabilities                       $      40,637   $      40,494
  Senior credit facility                           58,100          21,000
  Senior subordinated notes                        30,000          20,000
  Mandatorily redeemable preferred stock,
   Series A                                        10,101           9,520
  Deferred income tax liability                    17,524           9,031
  Other non-current liabilities                     3,428           2,986
    Total liabilities                       $     159,790   $     103,031
  Stockholders' equity                            197,189         183,276
    Total liabilities and stockholders'
     equity                                 $     356,979   $     286,307

                           BRIGHAM EXPLORATION COMPANY
                  SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (in thousands) (unaudited)

                                          Three Months Ended         Nine months Ended
                                              September 30,            September 30,
                                        -----------------------   -----------------------
                                           2005         2004         2005         2004
                                        ----------   ----------   ----------   ----------
Cash flows from operating activities:
Net income                              $    7,678   $    4,491   $   15,536   $   14,554
Depletion, depreciation and
 amortization                                8,136        6,039       22,155       17,052
Accretion of discount on ARO                    44           40          126          117
Interest paid through issuance
 of add'l redeemable preferred
 stock                                         200          184          581          538
Amortization of deferred
 loan fees                                     120          191          373          574
Market value adjustments for
 derivatives instruments                       529          167          995          227
Deferred income tax expense                  4,196        2,056        8,525        7,190
Other noncash items                             44          ---          103          ---
Changes in operating assets
 and liabilities                            (9,086)      (1,013)      (8,332)      (2,747)
  Cash flows provided by
   operating activities                 $   11,861   $   12,155   $   40,062   $   37,505

  Cash flows used by
   investing activities                    (26,472)     (23,375)     (83,285)     (61,483)
  Cash flows (used) provided
   by financing activities                  14,059        9,061       46,815       27,150
  Net increase (decrease) in
   cash and cash equivalents            $     (552)  $   (2,159)  $    3,592   $    3,172

                              SUMMARY PER MCFE DATA
                                   (unaudited)

                                           Three Months Ended        Nine months Ended
                                             September 30,             September 30,
                                        -----------------------   -----------------------
                                           2005         2004         2005         2004
                                        ----------   ----------   ----------   ----------
Revenues:
  Oil and natural gas sales             $     8.74   $     5.64   $     7.32   $     5.65
  Other revenue                               0.01         0.01         0.02         0.01
                                        $     8.75   $     5.65   $     7.34   $     5.66
Costs and expenses:
  Lease operating                             0.53         0.54         0.62         0.47
  Production taxes                            0.26         0.22         0.23         0.26
  General and administrative                  0.46         0.43         0.45         0.40
  Depletion of natural gas and
   oil properties                             2.76         1.92         2.62         1.79
  Depreciation and amortization               0.06         0.06         0.07         0.06
  Accretion of discount on ARO                0.02         0.01         0.02         0.01
                                        $     4.09   $     3.18   $     4.01   $     2.99
Operating income                        $     4.66   $     2.47   $     3.33   $     2.67

Interest expense, net of
 interest income (a)                         (0.37)       (0.28)       (0.30)       (0.27)
Other income (expense) (b)                    0.01         0.00         0.02         0.01
  Adjusted income                       $     4.30   $     2.19   $     3.05   $     2.41

(a) Calculated as interest expense minus interest income divided by production for period.
(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

                           BRIGHAM EXPLORATION COMPANY
      SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF NOVEMBER 2, 2005
                                   (unaudited)

    We use derivative instruments to manage risks associated with natural gas and crude oil price volatility. Derivative instruments that meet the hedge criteria in SFAS No. 133 are designated as cash-flow hedges. Derivative instruments that do not meet the hedge criteria in SFAS No. 133 are not designated as hedges. We used derivative instruments designated as cash-flow hedges to mitigate the risk of variability in cash flows from oil and natural gas sales due to changes in market prices.

    Cash-Flow Hedges
    Our cash-flow hedges consisted of fixed-price swaps and costless collars (purchased put options and written call options). The fixed-price swap agreements are used to fix the prices of anticipated future oil and natural gas production. The costless collars are used to establish floor and ceiling prices on anticipated future oil and natural gas production. There were no net premiums received when we entered into these option agreements.

    Derivatives Not Designated as Hedges
    Our derivative positions included option contracts that are not designated as hedges. These positions were entered into to offset the cost of other option positions that are designated as hedges.

    The following table summarizes our commodity related derivative contracts outstanding at November 2, 2005. The volumes and prices reflected in the table represent average daily contract amounts for the quarterly periods presented and the corresponding NYMEX reference price.

                                          2005                        2006                       2007
                                        --------   -----------------------------------------   --------
                         Strategy          Q4         Q1         Q2         Q3         Q4         Q1
                      --------------    --------   --------   --------   --------   --------   --------
Natural Gas
 Costless
 Collars:
  Avg.
   daily
   volumes MMBtu/d                           652        ---      2,308      2,283      2,717      3,000
  Floor
   (Pur-
   chased
   put)    $/MMBtu    Cash flow         $   5.45        ---   $   8.00   $   8.00   $   8.00   $   8.00
  Cap
   (Sold
   call)   $/MMBtu    Cash flow         $   8.00        ---   $  14.85   $  14.85   $  19.42   $  21.20

Natural Gas
 Three-way
 Structures:
  Avg.
   daily
   volumes MMBtu/d                         6,087      6,667      4,286      4,239      1,413        ---
  Floor
   (Pur-
   chased
   put)    $/MMBtu    Cash flow         $   7.88   $   8.49   $   8.04   $   8.04   $   8.04        ---
  Cap
   (Sold
   call)   $/MMBtu    Cash flow         $   9.86   $  10.84   $   9.59   $   9.59   $   9.59        ---
  Sold
   put     $/MMBtu    Undesignated      $   6.54   $   7.05   $   6.65   $   6.65   $   6.65        ---

Crude Oil
 Costless
 Collars:
  Avg.
   daily
   volumes Bbls/d                            ---         83        181        ---         --        ---
  Floor
   (Pur-
   chased
   put)    $/Bbl      Cash flow              ---   $  62.00   $  54.80        ---        ---        ---
  Cap
   (Sold
   call)   $/Bbl      Cash flow              ---   $  74.50   $  75.00        ---        ---        ---

Crude Oil
 Three-way
 Structures:
  Avg.
   daily
   volumes Bbls/d                            359        200         82        163         --         --
  Floor
   (Pur-
   chased
   put)    $/Bbl      Cash flow         $  44.36   $  48.00   $  63.00   $  63.00         --         --
  Cap
   (Sold
   call)   $/Bbl      Cash flow         $  57.20   $  60.70   $  75.25   $  75.65         --         --
  Sold
   put     $/Bbl      Undesignated      $  34.36   $  38.00   $  48.00   $  48.00         --         --

SOURCE  Brigham Exploration Company
    -0-                             11/02/2005
    /CONTACT: John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
    /Web site:  http://www.bexp3d.com /